Exhibit 4.1(a)

TABLE OF CONTENTS

Clause

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.2	Interpretation

2.	APPOINTMENT OF CONSULTANT

3.	TERM

4.	CONSULTANT’S OBLIGATIONS

5.	PAYMENT

6.	OTHER CONSULTANCIES

7.	INTELLECTUAL PROPERTY RIGHTS

8.	CONFIDENTIALITY

9.	INSURANCE

10.	NO PARTNERSHIP OR JOINT VENTURE

11.	TERMINATION

12.	EVENTS OF FRUSTRATION

13.	NOTICES

14.	GOVERNING LAW

15.	OTHER AGREEMENTS

16.	SEVERABILITY

SCHEDULE

AGREEMENT dated	20 December 2002

BETWEEN

AUTOGEN RESEARCH PTY LTD ABN 84 074 636 847 of PO Box 1069, Grovedale, Victoria, 3216 (“Autogen”)

AND

Dr Ken Walder  (“Consultant”)

RECITALS

A.                                  Autogen is engaged in research in the fields of diabetes, obesity, allergy, asthma, depression and autoimmunity (“Research Fields”).

B.                                    The Consultant has expertise in one or more areas of the Research Fields (“Consultant’s Expertise”).

C.                                    Autogen wishes to avail itself of the Consultant’s Expertise and the Consultant is willing to provide consultation and advice to the best of his ability in the field of the Consultant’s Expertise, upon the terms and conditions set out in this Agreement.

AGREEMENT

1.             DEFINITIONS AND INTERPRETATION

1.1          Definitions

In this Agreement, unless the contrary intention appears:

“Advisory Board” means the scientific advisory board established by Autogen comprising the Consultant and other eminent persons with expertise in the Research Fields or in medical or scientific research and commercialisation;

“Annual Consultancy Fee” means the fee specified in Item 2 of the Schedule;

“Autogen Limited” means Autogen Limited ABN 79 000 248 304;

“Commencement Date” means 1 January 2003;

“Confidential Information” means in relation to Autogen, information that:

(a)           is by its nature confidential;

(b)           is designated by Autogen as confidential; or

(c)           the Consultant knows or ought to know is confidential;

and includes –

(d)                                 information comprised in or relating to any Intellectual Property rights of Autogen;

(e)                                  information relating to the financial position of Autogen and in particular includes information relating to the assets or liabilities of Autogen and any other matter that does or may affect the financial position or reputation of Autogen;

(f)                                    information relating to the internal management and structure of Autogen, or the personnel, policies and strategies of Autogen;

(g)                                 information of Autogen to which the Consultant has access other than information referred to in paragraphs (d), (e) and (f) that has any actual or potential commercial value to Autogen or to the person or corporation which supplied that information;

(h)                                 information in the Consultant’s possession relating to Autogen’s clients or suppliers, and like information;

“Consultant” means the person named as such at Item 1 of the Schedule;

“Consultant’s Expertise” means the fields of expertise of the Consultant specified in Item 3 of the Schedule;

“Intellectual Property” includes intellectual and industrial property or rights of any nature throughout the world and reversionary interests therein, including inventions, rights to or arising from inventions, letters patent, applications for letters patent, utility models, copyrights in works of any nature, industrial designs, registered designs, rights to or arising from any industrial design, computer programs of any nature, Confidential Information, trade secrets, “know how”, technical or commercial expertise or knowledge and any ideas or information of a commercial or valuable nature developed on or after the Commencement Date;

“Research Fields” means the fields of diabetes, obesity, allergy, asthma, depression and autoimmunity and such other fields as Autogen may include from time to time;

“Stock Exchange” means Australian Stock Exchange Limited;

“Term” means the term of this Agreement specified in clause 3 and any agreed extension.

1.2          Interpretation

Where the context so permits, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include corporations and vice versa and words importing the singular number shall include the plural and vice versa (unless repugnant or inconsistent to the context in which they are used).  References to “dollars” and “$” means Australian dollars.

Any index to this Agreement and any heading and marginal notations in this Agreement have been inserted for convenience only and shall not in any way limit or govern the construction of the terms of this Agreement.

2.             APPOINTMENT OF CONSULTANT

Autogen hereby appoints and the Consultant accepts the appointment, such appointment to take effect on and from the Commencement Date.

3.             TERM

This Agreement shall continue (subject to the provisions as to termination hereunder) for a period of 1 year from the Commencement Date and shall continue thereafter unless and until terminated by either party upon giving to the other party thirty 30 days prior written notice of termination.

4.             CONSULTANT’S OBLIGATIONS

4.1                                 The Consultant shall be available for consultation with Autogen for one day per week during the term of this Agreement.  Such consultation and advice shall relate to the fields of the Consultant’s Expertise.

4.2                                 The Consultant will immediately advise Autogen in writing of any advancements or developments in the Research Fields within the Consultant’s Expertise as they occur and which, in the Consultant’s judgement, are material or are of interest to Autogen.

4.3                                 The parties agree that the consultancy obligations of the Consultant shall not require him to work for more than 50 days during the term of this Agreement.

5.             PAYMENT

5.1                                 Subject to this Agreement, and in consideration of the services provided by the Consultant, Autogen shall pay to the  Consultant the Annual Consultancy Fee and any reasonable out of pocket expenses incurred by the Consultant.  The Consultant will undertake consultancy services of 50 days per year. Autogen shall pay the Consultant reasonable out of pocket expenses incurred by the Consultant in undertaking the consultancy work.  The Consultant and Autogen acknowledge that the Consultant is an independent Consultant and is not by virtue of this Agreement entering into any employment, agency, partnership or joint venture relationship with Autogen.  The Consultant shall be responsible for the Consultant’s own income and other taxation, superannuation, workcover, annual, sick and long service leave.

5.2                                 Upon and from the introduction of any goods and services tax or any similar tax applying within Australia (“GST”), and if and to the extent to which the GST has application to any supply made under or in connection with this Agreement, then:

(a)                                  if the Consultant is liable to remit amounts on account of GST the Consultant may recover an additional amount from Autogen, such amount to be calculated by multiplying the amount or consideration previously payable by Autogen by the prevailing rate of GST;

(b)                                 Autogen and the Consultant will together determine the extent (if any) to which the Consultant’s costs of complying with this Agreement have been reduced as a consequence (as part of the introduction of the GST) of the abolition or reduction in any taxes, duties or charges payable or previously payable by the Consultant, and the amount payable to the Consultant under this Agreement will be reduced accordingly;

(c)                                  the Consultant must provide to Autogen in respect of all taxable supplies invoices and, as necessary, adjustment notes that comply with the provisions relating to tax invoices and adjustment notes as defined in sections 29-70 and 29-75 of the New Tax System (Goods and Services) Act 1999 (Cth.); and

(d)                                 the Consultant acknowledges that unless the Consultant quotes an Australian Business Number to Autogen, Autogen will withhold part of the amount set out in each invoice and remit that amount to the Australian Taxation Office in accordance with its obligations under the law.

6.             OTHER CONSULTANCIES

If, during the term of this Agreement, the Consultant holds another consultancy, whether formal or informal, or enters into any other formal consulting agreement with any other person or entity engaged in medical, pharmaceutical or clinical research and development, the Consultant shall inform Autogen in writing of such consultancy.

7.             INTELLECTUAL PROPERTY RIGHTS

7.1                                The parties acknowledge and agree that all Intellectual Property developed, acquired or created by Autogen, arising directly from or ancillary to the Consultant’s consultancy services or other activities on behalf of  Autogen shall belong to and be the sole property of Autogen.  The Consultant hereby assigns all of his right title and interest throughout the world in and to all Intellectual Property including future Intellectual Property so arising from the Consultant’s work funded by Autogen, to Autogen.

7.2                                Autogen shall pay all of the costs associated with the prosecution of such patent applications and other forms of Intellectual Property protection.  Autogen may take out and maintain appropriate protection for all new discoveries and developments made under this Agreement and the Consultant shall assist Autogen in applying for letters patent or other Intellectual Property protection in Australia or in any other part of the world for any such discoveries and developments and execute all instruments and do all things necessary for vesting the said letters patent or other Intellectual Property protection and rights when obtained and all right and title to and interest in the same in Autogen.

8.             CONFIDENTIALITY

8.1                                 The Consultant shall keep and cause to be kept secret and confidential:

(a)                                  all Confidential Information; and

(b)                                 all other Intellectual Property whether of a technical or commercial nature or otherwise that is acquired, derived from or arises from Autogen during the term of this Agreement, and shall not use, publish, disclose or communicate or allow to be used, published, disclosed or communicated any Confidential Information, or any Intellectual Property of the kind referred to in paragraph (b), to or by any person without the prior written consent of Autogen.

8.2                                 The provisions of this clause shall continue in full force and effect after the termination of this Agreement with respect to all Confidential Information, and other Intellectual Property acquired, derived or arising from Autogen and without limiting the generality of the foregoing, the Consultant shall not use, publish, disclose, communicate or permit to be used, published, disclosed or communicated any Confidential Information, and other Intellectual Property to which this Agreement may apply except so far that such Confidential Information, know-how, trade secrets or other Intellectual Property are freely and publicly known and used.

8.3                                 Nothing stated herein shall be construed as restricting or creating any liability for the disclosure or communication of Confidential Information which:

(a)           is now or becomes publicly known through no wrongful act of the Consultant;

(b)                                 is received from a third party without restriction and without breach of this Agreement;

(c)                                  is now or comes to be contained in any published patent or published or otherwise generally known to the trade through no wrongful act of the Consultant; or

(d)                                 is disclosed pursuant to governmental or judicial requirement.

9.             INSURANCE

During the Term Autogen shall at Autogen’s expense take out and maintain, or shall arrange for another person to take out and maintain, in the name of the Consultant, appropriate professional indemnity insurance.

10.          NO PARTNERSHIP OR JOINT VENTURE

Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between the parties nor constitute either party the agent or legal representative or employee of the other or create any fiduciary relationship between them.  Neither party shall have any authority to act for or assume any obligation or liability on behalf of the other party except as expressly provided in this Agreement or as otherwise provided in writing.  The Consultant shall indemnify and hold harmless Autogen its directors officers and employees from or against any and all losses claims damages and liabilities arising out of any act or other assumption of obligation or liability done or undertaken or apparently done or undertaken on behalf of Autogen except pursuant to the authority expressly granted by this Agreement or as otherwise agreed between the parties.

11.          TERMINATION

If the Consultant breaches this Agreement, Autogen may terminate this Agreement forthwith and without notice.

12.          EVENTS OF FRUSTRATION

Neither party shall be liable to the other and neither party shall be deemed in default hereunder for any failure or delay to perform any of its covenants and agreements (other than the payment of money) caused or arising out of any act not within the control of that party including (but without limiting the generality  of the foregoing) fire, flood, lightning, storm and tempest, strikes, lockouts and other industrial disputes, acts of war, riots, explosion, government restriction, unavailability of equipment or other causes whether of the kind enumerated above or otherwise which are not reasonably within the control of that party.  No right of either party shall be affected for failure or delay of that party to meet any condition of this Agreement where such failure or delay is caused by one of the events above referred to and all times provided for in this Agreement shall be extended for a period commensurate with the period of the delay.

13.          NOTICES

Any notices (which expression shall also include a demand, request, consent or instrument required or authorised to be given to or served on either party under this Agreement):

(a)                                  shall be in writing and signed by or in the case of a facsimile transmission shall be a true copy of an original signed by (in the case of a notice by Autogen) any director or the secretary of Autogen; or (in the case of a notice by the Consultant) by the Consultant;

(b)                                 shall be given either:

(i)                                     by being delivered by hand to (in the case of a notice to Autogen) its abovementioned address, attention: Company Secretary; or (in the case of the Consultant) his abovementioned address and addressed personally to the Consultant; or

(ii)                                  by facsimile transmission to (in the case of Autogen) (03) 9234 1255, attention: Company Secretary; or (in the case of the Consultant) to the facsimile number set out in Item 4 of the Schedule and addressed to the Consultant;

and a notice given by facsimile transmission shall be deemed to have been given upon the issue to the transmitter of a satisfactory transmission control report indicating due transmission without error.

14.          GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with the laws of the State of Victoria, Australia, and the parties hereto submit to the non-exclusive jurisdiction of the courts of such State.  All disputes arising between the parties out of or in connection with this Agreement in any way, shall also be resolved or determined according to the laws of the State of Victoria, or if those laws are inapplicable, then the laws of the Commonwealth of Australia.

15.          OTHER AGREEMENTS

This Agreement replaces any prior agreement or arrangement in force between the Consultant and Autogen in relation to the provision of consultation and advice by the Consultant to Autogen and the Consultant’s appointment to the Advisory Board.  With effect on and from the Commencement Date, any such prior agreements or arrangements are terminated.

16.          SEVERABILITY

If it is held by a court of competent jurisdiction that:

(a)           any part of this Agreement is void voidable illegal or unenforceable; or

(b)                                 this Agreement would be void voidable illegal or unenforceable unless any part of this Agreement was severed from this Agreement,

that part shall be severable from and shall not affect the continued operation of the rest of this Agreement.

SIGNED as an Agreement.

THE COMMON SEAL of AUTOGEN	)
RESEARCH PTY LTD ABN 84 074)
636 847 was affixed in accordance	)
with its Constitution in the presence of:	)
)

(Signature of Director)

(Name of Director in Full)

SIGNED by Dr Ken Walder	)
in the presence of:	)
(Signature)

(Signature of Witness)

(Name of Witness in Full)

SCHEDULE

Item 1	Consultant’s Name and	Ken Walder
	Address:	54 Lake Avenue
Ocean Grove Vic 3226

Item 2	Annual Consultancy Fee:	$20,000

Item 3	Consultant’s Expertise:	Field of Gene Discovery/Functional
Genomics

Item 4	Consultants Facsimile No:	03 5227 2170

AUTOGEN RESEARCH PTY LTD

ABN 84 074 636 847

AND

Dr Ken Walder

CONSULTANCY AGREEMENT -